EXHIBIT 99.1
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, each of the undersigned does hereby consent and agree to the joint filing on behalf of each of them of a Statement on Schedule 13D and all amendments thereto with respect to Peace Arch Entertainment Inc. common stock, without par value, beneficially owned by each of them, and to the inclusion of this Joint Filing Agreement as an exhibit thereto.
Date: August 17, 2009

/s/ Victor Morgenstern

Victor Morgenstern

/s/ Faye Morgenstern

Faye Morgenstern

/s/ Judd Morgenstern

Judd Morgenstern

Jennifer Morgenstern Irrevocable Trust

By:	/s/ Faye Morgenstern Faye Morgenstern, Trustee

Robyn Morgenstern Irrevocable Trust

By:	/s/ Faye Morgenstern Faye Morgenstern, Trustee

Judd Morgenstern Irrevocable Trust

By:	/s/ Faye Morgenstern Faye Morgenstern, Trustee

Resolute Partners, LP

By:	/s/ Victor Morgenstern Victor Morgenstern, General Partner